Exhibit 10.3

Description of Employment Arrangement with Russell Hall

The following is a description of the material terms of the employment arrangement with Russell Hall. Mr. Hall served as President and Chief Executive Officer of Phoenix Footwear Group, Inc., (the “Company”) from February 12, 2009 until his resignation on September 20, 2010. Mr. Hall was an “at will” employee. His employment arrangement was not contained in any formal document. Mr. Hall’s employment with the Company provided for standard employee benefits and an annual base salary of $340,000 and a performance-based bonus as prescribed by the Compensation Committee—under the Company’s 2010 Cash Bonus Plan.

In March 2009, the Compensation Committee of the Company’s Board of Directors approved a “change in control” benefit for Mr. Hall which provided that if the Company terminated Mr. Hall’s employment other than for cause in connection with a “change of control,” the Company would be obligated to pay him 18 months of salary continuation and benefits.